Company Contact:	Investor Relations Contact:
Mr. Jason Wong	Mr. Crocker Coulson
Executive Vice President	President
China Display Technologies, Inc.	CCG Elite Investor Relations
Tel: +852-9257-8928	Tel: +1-646-213-1915 (NY office)
Email: jason@suny.hk	Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Display Technologies Issues Guidance for 2008

Shenzhen, China, April 8, 2008 - China Display Technologies, Inc. (OTC Bulletin Board: CDYT) (“China Display”, or “the Company”), a leading manufacturer of optoelectronic products, specializing in small- to mid-sized LED and CCFL backlight units for LCD displays in China, today announced financial guidance for 2008.

China display has targeted revenue for 2008 to be in the range of $48.9 million to $55.4 million, an increase of approximately 50% to 70% from $32.6 million in the year ended December 31, 2007. Management attributes the strong growth to increased sales to existing customers and new sales of large-size BLUs in the second half of 2008. Gross Margin is expected to remain at a level similar to 2007. As a result of increasing investment in R&D, higher expenses associated with being public and increased marketing expense, management forecasts that operating margin for the year 2008 will decrease to around 14% compared to 14.9% in 2007. Net income is expected to be between $6.8 million and $7.8 million, an increase of approximately 42% to 63% as compared to 2007 net income of $4.8 million. This would equate to approximately $0.30 to $0.34 per fully diluted share, based on a total of 22,973,402 million shares which includes 4,070,200 shares issuable upon exercise of all existing warrants as well as conversion of all existing preferred stock. The ability of the Company to achieve these targets will depend on its ability to obtain proceeds of not less than $5.3 million from exercise of 1,362,187 warrants in the second quarter and 2,708,013 warrants in the third quarter of 2008.

If none of the existing warrants were exercised in 2008, China Display has targeted revenue for 2008 to be in the range of $44.0 million to $45.6 million, an increase of approximately 35% to 40% from $32.6 million in the year ended December 31, 2007. Net income would then be expected to be between $6.16 million and $6.39 million, or $0.30 to $0.31 per diluted share, based on treasury method 20,327,772 million shares.

“We remain optimistic about our long-term outlook and that China Display will be able to continue to take advantage of the increasing demand for back light displays as integral components to a myriad of electronic products,” said Mr. Lawrence Chan, CEO of China Display,“We expect our pace of development to increase based on recent improvements of our production facilities and our continual development of new products, such as larger backlight units,” added Mr. Chan.

About China Display Technologies, Inc.

China Display Technologies, Inc. through its wholly-owned subsidiary Suny Electronics (Shenzhen) Company Limited (“SUNY”) in China, designs, manufactures and markets small- to mid-sized Light Emitting Diode (LED) and Cold Cathode Fluorescent Lamp (CCFL) backlights for various types of Liquid Crystal Displays (LCDs). Its products have applications in electronic consumer products, such as mobile phones, PDAs, GPS systems, portable DVD/VCD players, MP3s and MP4s, medical equipment and household appliances with displays. SUNY was organized in November 2004 and started operations in 2005. It has experienced rapid growth and became a publicly-traded company, listed on the OTC market, through a reverse merger in September 2007. The Company has 800 employees, with manufacturing facilities and management located in Shenzhen, China.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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